UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934
Lions Gate Entertainment Corp.
(Exact Name of Registrant as Specified in its Charter)

British Columbia, Canada	N/A
(State of Incorporation or Organization)	(IRS Employer
Identification No.)
1055 West Hastings Street, Suite 2200
Vancouver, British Columbia V6E 2E9
And
2700 Colorado Avenue, Suite 200
Santa Monica, California 90404

(Address of Principal Executive Offices)	(Zip Code)
     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: ☑
     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: ☐
Securities Act registration statement file number to which this form relates: [N/A]
Securities to be registered pursuant to Section 12(b) of the Act:

Name of Each Exchange on Which
Title of Each Class to be so Registered	Each Class is to be Registered
Common Share Purchase Rights	The New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Each Class)

Reference is hereby made to the Registration Statement on Form 8-A filed by Lions Gate Entertainment Corp. (the “Company”) with the Securities and Exchange Commission on March 12, 2010, relating to the Shareholder Rights Plan Agreement, dated as of March 12, 2010 (the “Original Rights Agreement”), between the Company and CIBC Mellon Trust Company, as rights agent (the “Rights Agent”). Such Registration Statement on Form 8-A is hereby incorporated by reference herein.

Item 1.	Description of Securities To Be Registered.
     The Company and the Rights Agent have amended and restated the Original Rights Agreement (as so amended and restated, the “Rights Plan”) to change the vote required to confirm such Agreement from a majority of the votes cast by Independent Shareholders (as defined therein) to a majority of the votes cast by holders of Voting Shares (as defined therein), in each case, present or represented by proxy at the Special Meeting, and to make certain other conforming changes.
     The above description is only a summary of the amendments to the Rights Plan, is not complete, should be read together with, and is qualified in its entirety by reference to, the entire amended and restated Rights Plan, which has been filed as Exhibit 4.1 hereto and is incorporated herein by reference. Such exhibit has been marked to reflect the changes from the original Rights Plan by underlining inserted text and striking through deleted text.

Item 2.	Exhibits.
4.1	Amended and Restated Shareholder Rights Plan Agreement, dated as of March 12, 2010, as amended and restated as of April 22, 2010, between Lions Gate Entertainment Corp. and CIBC Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on April 23, 2010).

SIGNATURE
     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.
Dated: April 22, 2010

LIONS GATE ENTERTAINMENT CORP.
By:	/s/ James Keegan
	Name:	James Keegan
	Title:	Chief Financial Officer

EXHIBIT LIST
4.1	Amended and Restated Shareholder Rights Plan Agreement, dated as of March 12, 2010, as amended and restated as of April 22, 2010, between Lions Gate Entertainment Corp. and CIBC Mellon Trust Company (incorporated by reference to Exhibit 4.1 to the Company’s current report on Form 8-K filed on April 23, 2010).